Exhibit 99.2
DEUTSCHE BANK AKTIENGESELLSCHAFT
Frankfurt am Main
– ISIN DE 0005140008 –
Notice of the Annual General Meeting 2026
We take pleasure in inviting our shareholders to the
Annual General Meeting
convened for
Thursday, May 28, 2026, 10:00 Central European Summer Time (CEST)
in Messehalle 11 / Portalhaus, Messe Frankfurt, Ludwig-Erhard-Anlage 1, 60327
Frankfurt am Main.
Unique identifier of the event: cb5421c01dd0f011b55096c6c2a55906
I.Agenda
1.Presentation of the established Annual Financial Statements and approved Consolidated Financial Statements for the 2025 financial year, the Consolidated Management Report for Deutsche Bank
Aktiengesellschaft and the Group for the 2025 financial year, as well as the
Report of the Supervisory Board
The Supervisory Board has already approved the Annual Financial Statements and
Consolidated Financial Statements prepared by the Management Board; the Annual
Financial Statements are thus established. Therefore, in accordance with the statutory provisions, a resolution is not provided for on this Agenda Item.

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Annual General Meeting 2026
The established Annual Financial Statements and the approved Consolidated
Financial Statements for the 2025 financial year and the Consolidated Management
Report for Deutsche Bank Aktiengesellschaft and the Group for the 2025 financial year, as well as the Report of the Supervisory Board are accessible on the company’s website at agm.db.com and will also be accessible there during the General Meeting.
2.Appropriation of distributable profit for the 2025 financial year
Management Board and Supervisory Board propose that the distributable profit of the
2025 financial year amounting to €3,576,637,726.85 shall be used as follows:

Payment of a dividend of €1.00 per share on up to 1,910,578,977 shares eligible for the payment of a dividend for the 2025 financial year	up to €1,910,578,977
Allocation to retained earnings	€1,500,000,000.00
Carry-forward to new account	at least €166,058,749.85
The proposals will be finalized – with an unchanged proposal for the dividend per share – by the exact amounts for the dividend and the amount carried forward to new account when the number of own shares are determined and thus also the number of shares that are ineligible for the payment of a dividend at the time of the General
Meeting. The correspondingly further specified resolution proposal for this Agenda
Item will prospectively be made available as of May 22, 2026, on the company’s website at agm.db.com.
Pursuant to § 58 (4) sentence 2 Stock Corporation Act, the claim to payment of the dividend is due on the third business day following the resolution of the General
Meeting, i.e., on June 2, 2026.
3.Ratification of the acts of management of the members of the Management
Board for the 2025 financial year
Management Board and Supervisory Board propose that the acts of management of the members of the Management Board in office during the 2025 financial year be ratified for this period. The actions shall be ratified on an individual basis, i.e., a separate resolution shall be passed for each member of the Management Board.

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Annual General Meeting 2026
The actions of the following Management Board members in office in the 2025 financial year shall be ratified:
1.Christian Sewing (Chairman of the Management Board)
2.James von Moltke (Deputy Chairman of the Management Board)
3.Fabrizio Campelli
4.Dr Marcus Chromik (member of the Management Board since May 1, 2025)
5.Bernd Leukert
6.Alexander von zur Mühlen
7.Laura Padovani
8.Claudio de Sanctis
9.Rebecca Short
10.Professor Dr. Stefan Simon (member of the Management Board until April 30,
2025)
11.Olivier Vigneron (member of the Management Board until May 19, 2025)
4.Ratification of the acts of management of the members of the Supervisory
Board for the 2025 financial year
Management Board and Supervisory Board propose that the acts of management of the members of the Supervisory Board in office during the 2025 financial year be ratified for this period. The actions shall be ratified on an individual basis, i.e., a separate resolution shall be passed for each member of the Supervisory Board.
The actions of the following members of the Supervisory Board in office in the 2025 financial year shall be ratified:
1.Alexander Wynaendts (Chairman of the Supervisory Board)
2.Frank Schulze (Deputy Chairman of the Supervisory Board)
3.Professor Dr. Norbert Winkeljohann (Deputy Chairman of the Supervisory
Board)
4.Susanne Bleidt

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5.Mayree Clark
6.Jan Duscheck
7.Manja Eifert
8.Claudia Fieber
9.Sigmar Gabriel
10.Florian Haggenmiller
11.Timo Heider
12.Dr. Klaus Moosmayer (member of the Supervisory Board since May 22, 2025)
13.Kirsty Roth (member of the Supervisory Board since May 22, 2025)
14.Gerlinde M. Siebert
15.Yngve Slyngstad
16.Stephan Szukalski
17.John Alexander Thain
18.Jürgen Tögel
19.Michele Trogni
20.Dr. Dagmar Valcárcel (member of the Supervisory Board until May 22, 2025)
21.Dr. Theodor Weimer (member of the Supervisory Board until May 22, 2025)
22.Frank Witter

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5.Election of the auditor for the 2026 financial year, interim accounts, election of the auditor of the 2026 sustainability reporting
The Supervisory Board, based on the recommendation of its Audit Committee, proposes the following resolutions:
1.EY GmbH & Co. KG Wirtschaftsprüfungsgesellschaft, Stuttgart, (EY) is to be appointed as the auditor of the Annual Financial Statements and as the auditor of the
Consolidated Financial Statements for the 2026 financial year.
EY GmbH & Co. KG Wirtschaftsprüfungsgesellschaft, Stuttgart, (EY) is also to be appointed for the limited review of the condensed consolidated interim financial statements as of June 30, 2026 (§ 115 (5), § 117 No. 2 Securities Trading Act), and of
the consolidated interim financial statements and consolidated interim management reports (§ 340i (4) German Commercial Code, § 115 (7) Securities Trading Act) – if
any – prepared before the ordinary General Meeting in 2027.
The Audit Committee has declared that its recommendation is free of undue third-
party influence and, in particular, that no clause within the meaning of Article 16 (6) of the EU Regulation 537/2014 (EU Statutory Auditor Regulation) was imposed on it that limited its selection to specific auditors.
2.EY GmbH & Co. KG Wirtschaftsprüfungsgesellschaft, Stuttgart, (EY) is to be appointed, with effect from the entry into force of the law to transpose the Corporate
Sustainability Reporting Directive (CSRD) into German law (CSRD Implementation
Act), as the auditor for the purpose of the assurance of the sustainability reporting for the 2026 financial year. The Supervisory Board is instructed to execute the resolution only if the CSRD Implementation Act requires the appointment of the auditor of the sustainability reporting for the 2026 financial year by the General Meeting.
6.Resolution to be taken on the approval of the Compensation Report produced and audited pursuant to § 162 Stock Corporation Act for the
2025 financial year
Pursuant to § 162 Stock Corporation Act, Management Board and Supervisory Board
have prepared a report on the compensation awarded and due in the 2025 financial year to each current or former member of the Management Board and the
Supervisory Board of the company. Pursuant to § 120a (4) Stock Corporation Act, the
General Meeting resolves on the approval of the Compensation Report.
The Compensation Report was audited by the auditor in accordance with § 162 (3)
Stock Corporation Act. Within the framework of a formal audit, the auditor examined whether all of the information required pursuant to § 162 (1) and (2) Stock
Corporation Act was provided in the Compensation Report. Beyond these requirements prescribed by law, the auditor also performed a review of the contents.
The audit opinion on the audit of the Compensation Report was issued by the auditor and is attached to the Compensation Report.

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The Compensation Report for the 2025 financial year and the audit opinion of the auditor are accessible starting from the convocation of this General Meeting on the company’s website at agm.db.com. They will also be accessible there during the
General Meeting.
Management Board and Supervisory Board propose that the Compensation Report produced and audited pursuant to § 162 Stock Corporation Act for the 2025 financial year be approved.
7.Authorization to acquire own shares pursuant to § 71 (1) No. 8 Stock
Corporation Act as well as for their use with the possible exclusion of pre-
emptive rights
Management Board and Supervisory Board propose the following resolution:
a)The company is authorized to buy, on or before April 30, 2031, its own shares in a total volume of up to 10% of the share capital at the time the resolution is taken or – if the value is lower – of the share capital at the respective time this authorization is exercised. Together with its own shares acquired for trading purposes and/or for other reasons and which are from time to time in the company’s possession or attributable to the company pursuant to § 71a et seqq. Stock Corporation Act, the own shares purchased on the basis of this authorization may not at any time exceed 10% of the company’s respectively applicable share capital. The own shares may be bought through the stock exchange (including a Multilateral Trading Facility (MTF) as defined under
§ 2 (6) Stock Exchange Act) or by means of a public purchase offer to all shareholders. The countervalue for the purchase of shares (excluding ancillary purchase costs) through a stock exchange (including an MTF) may not be more than 10% higher or more than 20% lower than the average of the share prices (closing auction prices of the Deutsche Bank share in Xetra trading and/
or in a comparable successor system on the Frankfurt Stock Exchange) on the last three stock exchange trading days before the obligation to purchase. In the case of a public purchase offer, it may not be more than 10% higher or more than 20% lower than the average of the share prices (closing auction prices of the Deutsche Bank share in Xetra trading and/or in a comparable successor system on the Frankfurt Stock Exchange) on the last three stock exchange trading days before the day of publication of the offer. If the volume of shares offered in a public purchase offer exceeds the planned buyback volume, acceptance must be in proportion to the shares offered in each case.
The preferred acceptance of small quantities of up to 50 of the company’s shares offered for purchase per shareholder may be provided for.
b)The Management Board is authorized to dispose of the purchased shares and of any shares purchased on the basis of previous authorizations pursuant to
§ 71 (1) No. 8 Stock Corporation Act on the stock exchange or by an offer to all shareholders. The Management Board is also authorized to dispose of the

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purchased shares against contribution in kind with the exclusion of shareholders’ pre-emptive rights for the purpose of acquiring companies or shareholdings in companies or other assets that serve to advance the company’s business operations. The Management Board is furthermore authorized to use shares purchased on the basis of authorizations pursuant to
§ 71 (1) No. 8 Stock Corporation Act to issue staff shares, with the exclusion of shareholders’ pre-emptive rights, to employees and retired employees of the company and its affiliated companies or to use them to service option rights on shares of the company and/or rights or duties to purchase shares of the company granted to employees or members of executive or non-executive management bodies of the company and of affiliated companies.
Furthermore, the Management Board is authorized, with the exclusion of shareholders’ pre-emptive rights, to sell such own shares to third parties against cash payment if the purchase price is not substantially lower than the price of the shares on the stock exchange at the time of sale. Use may only be made of this authorization if it has been ensured that the number of shares sold on the basis of this authorization does not exceed 10% of the company’s share capital at the time this authorization becomes effective or – if the amount is lower – at the time this authorization is exercised. Shares that are issued or sold during the validity of this authorization with the exclusion of pre-emptive rights, in direct or analogous application of § 186 (3) sentence 4 Stock
Corporation Act, are to be included in the maximum limit of 10% of the share capital. Also to be included are shares that are to be issued to service option and/or conversion rights from convertible bonds, bonds with warrants, convertible participatory rights or participatory rights, if these bonds or participatory rights are issued during the validity of this authorization with the exclusion of pre-emptive rights in corresponding application of § 186 (3)
sentence 4 Stock Corporation Act.
c)The Management Board is also authorized to cancel shares acquired on the basis of this or a preceding authorization without the execution of this cancellation process requiring a further resolution by the General Meeting and to reduce the share capital by the portion attributable to the cancelled shares.
d)The presently existing authorization given by the General Meeting on May 22,
2025, and valid until April 30, 2030, to purchase own shares will be cancelled with effect from the time when this new authorization comes into force.
The Report of the Management Board to the General Meeting pursuant to § 71 (1)
No. 8 in conjunction with § 186 (4) Stock Corporation Act is set out in Section II. 1.
and is accessible starting from the convocation of this General Meeting on the company’s website at agm.db.com. It will also be accessible there during the General
Meeting.

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Annual General Meeting 2026
8.Authorization to use derivatives within the framework of the purchase of own shares pursuant to § 71 (1) No. 8 Stock Corporation Act
In supplementing the authorization to be resolved on under Item 7 of this Agenda to acquire own shares pursuant to § 71 (1) No. 8 Stock Corporation Act, the company is also to be authorized to acquire own shares with the use of derivatives.
Management Board and Supervisory Board propose the following resolution:
The purchase of shares subject to the authorization to acquire own shares to be resolved under Agenda Item 7 may be executed, apart from in the ways described there, with the use of put and call options or forward purchase contracts. The company may sell to third parties put options based on physical delivery and buy call options from third parties if it is ensured by the option conditions that these options are fulfilled only with shares which themselves were acquired subject to compliance with the principle of equal treatment. All share purchases based on put or call options are limited to shares in a maximum volume of 5% of the actual share capital at the time of the resolution by the General Meeting on this authorization. The term of the options must be selected such that the share purchase upon exercising the option is carried out at the latest on April 30, 2031.
The purchase price to be paid per share upon exercise of the put options or upon the maturity of the forward purchase may not exceed by more than 10% or fall below 10% of the average of the share prices (closing auction prices of the
Deutsche Bank share in Xetra trading and/or in a comparable successor system on the Frankfurt Stock Exchange) on the last three stock exchange trading days before conclusion of the respective transaction in each case excluding ancillary purchase costs but taking into account the option premium received. The call options may only be exercised if the purchase price to be paid does not exceed by more than 10% or fall below 10% of the average of the share prices (closing auction prices of the Deutsche Bank share in Xetra trading and/or in a comparable successor system on the Frankfurt Stock Exchange) on the last three stock exchange trading days before the acquisition of the shares. The rules specified under Item 7 of this Agenda apply to the sale and cancellation of shares acquired with the use of derivatives.
Own shares may continue to be purchased using existing derivatives that were agreed on the basis and during the existence of previous authorizations.
The Report of the Management Board to the General Meeting pursuant to § 71 (1)
No. 8 in conjunction with § 186 (4) Stock Corporation Act is set out in Section II. 1.
and is accessible starting from the convocation of this General Meeting on the company’s website at agm.db.com. It will also be accessible there during the General
Meeting.

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Annual General Meeting 2026
9.Elections to the Supervisory Board
The terms of office as members of the Supervisory Board of Mr. Alexander Rijn
Wynaendts and Mr. Yngve Slyngstad end as scheduled with the conclusion of the
General Meeting on May 28, 2026. Mr. Frank Witter stated he will resign from his mandate as member of the Supervisory Board for personal reasons with effect from the conclusion of the General Meeting on May 28, 2026. Therefore, in total, three shareholder representatives are to be elected.
Pursuant to § 96 (1) and (2) and § 101 (1) Stock Corporation Act as well as § 7 (1)
sentence 1 No. 3 Act Concerning Co-Determination by Employees dated May 4,
1976, the Supervisory Board consists of ten members for the shareholders and ten members for the employees.
The Terms of Reference for the Supervisory Board do not contain any specification regarding joint or separate fulfillment of the gender quotas to fulfill the statutory requirements. Until now neither the shareholder representatives’ side nor the employee representatives’ side has objected to joint fulfillment of the quotas pursuant to § 96 (2) sentence 3 Stock Corporation Act. Therefore, the Supervisory Board is to
have overall at least six women and at least six men in order to fulfill the minimum quota requirements pursuant to § 96 (2) sentence 1 Stock Corporation Act.
For many years now, at least 30% of the Supervisory Board members have been women; currently, seven of its members are women, i.e., more than 30%. Since
2013, the shareholder representatives’ side has been comprised to at least 30 % of women, which would also be the case following the election of the proposed candidates. The minimum quota requirement is therefore fulfilled, and it would also be fulfilled following the election of the proposed candidates – given unchanged fulfillment on the employee representatives’ side.
Pursuant to § 4 (2) sentence 3 of the Terms of Reference for the Supervisory Board,
shareholder representatives are proposed to the General Meeting for election for a term of office until the conclusion of the General Meeting which adopts the resolutions concerning the ratification of the acts of management for the third financial year following the beginning of the term of office, whereby the financial year in which the term of office begins is not taken into account.
The Supervisory Board proposes, based on the recommendations of the shareholder representatives of its Nomination Committee, that the following persons be elected as shareholder representatives to the Supervisory Board, pursuant to § 9 (1)
sentences 2 to 4 of the Articles of Association, for the period until the end of the
General Meeting that resolves on the ratification of the acts of management for the
2029 financial year:
a)Mr. Alexander Rijn Wynaendts, Supervisory Board and Board Member, The
Hague

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Annual General Meeting 2026
b)Mr. Yngve Slyngstad, Supervisory Board Member, Board Member of ICP Asset
Management, Oslo
c)Mr. Carsten Oswald Knobel, Management Board Chairman (Chief Executive
Officer) of Henkel AG & Co. KGaA, Hilden
In addition to his work on the Supervisory Board of Deutsche Bank
Aktiengesellschaft, Mr. Wynaendts is a member of the following foreign supervisory bodies comparable to a supervisory board: (1) Air France KLM Group – Member of the Board of Directors, Chairman of the Remuneration Committee, Chairman of the
Appointments and Governance Committee; (2) Uber Technologies Inc. – Member of
the Board of Directors, Member of the Audit Committee; (3) Uber Payments B.V. –
Member of the Board of Directors, Chairman; and (4) Puissance Holding B.V. –
Member of the Board of Directors. Uber Technologies Inc. and Uber Payments B.V.
belong to the same corporate group.
There are permanent business relationships between the respective companies Air
France KLM Group, Uber Technologies Inc., Uber Payments B.V. and companies of
Deutsche Bank Group. These are carried out on market terms and without involvement of Mr. Wynaendts as Member of the Board of Directors of the respective companies. There are no personal or business relationships between Mr. Wynaendts and Deutsche Bank Aktiengesellschaft, its Group companies, members of their corporate bodies or a major shareholder.
It is intended that after his election by the General Meeting Mr. Wynaendts is to be re-
elected Chairman of the Supervisory Board.
In addition to his work on the Supervisory Board of Deutsche Bank
Aktiengesellschaft, Mr. Slyngstad is a member of the following foreign supervisory body comparable to a supervisory board: ICP Asset Management – Member of the
Board of Directors. There are no business relationships between ICP Asset
Management and Deutsche Bank Group. There are no personal or business relationships between Mr. Slyngstad and Deutsche Bank Aktiengesellschaft, its
Group companies, members of their corporate bodies or a major shareholder.
In addition to his work as Chairman of the Management Board (Chief Executive
Officer) of Henkel AG & Co. KGaA, Mr. Knobel is a member of the following statutory supervisory board and foreign supervisory body comparable to a supervisory board:
(1) Deutsche Lufthansa AG – Member of the Supervisory Board and Member of the
Audit Committee; and (2) Kühne Holding AG, Switzerland – Member of the Board of
Directors.
Mr. Knobel’s mandate as Member of the Supervisory Board of Deutsche Lufthansa
AG ends with the Annual General Meeting of Deutsche Lufthansa AG in May 2026,
and he is not seeking re-election for another term of office.

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There are permanent business relationships between Henkel AG & Co. KGaA and its
Group companies, Kühne Holding AG and its Group companies, and Deutsche Bank
Group. These are carried out on market terms and without sole decision-making authority of Mr. Knobel as Chairman of the Management Board (Chief Executive
Officer) of Henkel AG & Co. KGaA and without involvement of Mr. Knobel as Member of the Board of Directors of Kühne Holding AG. There are no material personal or other business relationships between Mr. Knobel and Deutsche Bank
Aktiengesellschaft, its Group companies, members of their corporate bodies or a major shareholder.
The election proposals reflect the objectives resolved by the Supervisory Board for its composition and are intended to fulfill as comprehensively as possible the profile of requirements adopted by the Supervisory Board.
As of the time of the conclusion of the General Meeting that resolves on the ratification of the acts of management for the 2029 financial year, i.e., at the end of the new term of office, Mr. Wynaendts, Mr. Slyngstad and Mr. Knobel will not have turned the age of 70 and thus will not have reached the age limit defined by the
Supervisory Board.
The Supervisory Board expects, based on discussions with the candidates and based on experience from the current term of office, that all of the candidates have the time available required to perform their Supervisory Board mandates. All of the candidates nominated by the Supervisory Board are to be considered independent.
The candidates’ resumes are presented in Section II. 2.
10.Resolution on the compensation of the Supervisory Board members and corresponding amendments to the Articles of Association
The provisions of the Articles of Association on the compensation of the Supervisory
Board members (§ 14 of the Articles of Association) are to be amended. The proposed adjustments are described and explained in more detail in Section II. 3. The compensation system for the members of the Supervisory Board in corresponding application of § 87a (1) sentence 2 Stock Corporation Act is also presented there in further detail.
In summary, the compensation of the Supervisory Board members is to be adjusted as follows:
The fixed annual base compensation for the members of the Supervisory Board is to be increased by an appropriate level. The amount of the additional fixed compensation for the chairing of the Committees is essentially to remain unchanged, whereby the compensation for the chairing of the Chairman’s Committee will be the same as for chairing the Audit Committee, Risk Committee, and Technology, Data
and Innovation Committee. The previous provisions according to which a Chair of

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more than one Committee is only compensated for chairing the Committee entitled to the highest amount and the Chairman of the Supervisory Board is not entitled to any compensation for Committee Chairs are to be deleted. Also to be deleted is the provision according to which Supervisory Board members whose term of office began before May 17, 2023, will receive a compensating payment subject to certain conditions. In addition, the Regulatory Oversight Committee, which was dissolved by the Supervisory Board, is no longer to be mentioned in the provisions governing the compensation of the Chairs of the Committees of the Supervisory Board.
In light of the proposed adjustments to the Supervisory Board compensation, the entire underlying compensation system for the members of the Supervisory Board is being presented to this year’s General Meeting for approval pursuant to § 113 (3)
Stock Corporation Act.
Management Board and Supervisory Board propose the following resolution:
a) § 14 of the Articles of Association is reworded entirely to read as follows:
“(1)The members of the Supervisory Board receive a fixed annual base compensation. The amount of the fixed annual base compensation for each
Supervisory Board member is €350,000, for the Supervisory Board Chairman
€1,150,000 and for each Deputy Chairperson €550,000.
(2)Chairs of the Committees of the Supervisory Board are paid additional fixed annual compensations as follows:
a) For the chairing of the Chairman’s Committee, the Audit Committee, the Risk Committee as well as the Technology, Data and Innovation
Committee: €150,000.
b)For the chairing of the Nomination Committee, the Compensation
Control Committee as well as the Strategy and Sustainability
Committee: €100,000.
Members of the committees do not receive additional compensation.
(3)The compensation determined according to paragraphs 1 and 2 will usually be paid to the respective member of the Supervisory Board, at the latest, within the first three months of the following year.
(4)In case of a change in Supervisory Board membership during the year, compensation for the financial year will be paid on a pro rata basis, rounded up/
down to full months.
(5)The company reimburses the Supervisory Board members for the appropriate cash expenses they incur in the performance of their office, including any value-
added tax (VAT) on their compensation and reimbursements of expenses.

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Furthermore, any employer contributions to social security schemes that may be applicable under foreign law to the performance of their Supervisory Board work shall be paid for each Supervisory Board member affected. Finally, the
Supervisory Board Chairman will be reimbursed appropriately for travel expenses incurred in performing representative tasks due to his function and reimbursed for costs for the security measures required based on his function.
(6)In the interest of the company, the members of the Supervisory Board will be included in a financial liability insurance policy, if such a policy is held by the company. The premiums for this are paid by the company. A deductible does not have to be specified for the members of the Supervisory Board.
(7)The new provisions become effective with the registration of the amendment to the Articles of Association in the Commercial Register retroactively from the end of the Annual General Meeting on May 28, 2026.”
b) The compensation of the Supervisory Board members pursuant to the revised § 14 of the Articles of Association of Deutsche Bank Aktiengesellschaft is approved, along with its underlying compensation system, which is described in more detail in
Section II. 3 of the convocation to the ordinary General Meeting on May 28, 2026.
The currently applicable Articles of Association are accessible on the company’s website at agm.db.com. They will also be accessible there during the General
Meeting.
II.Reports, Annexes and Additional Information on the Agenda Items
1.Report of the Management Board to the General Meeting pursuant to § 71 (1)
No. 8 in conjunction with § 186 (4) Stock Corporation Act (ad Items 7 and 8)
Under Item 7 of the Agenda, the company is to be authorized to purchase its own shares; Item 8 of the Agenda regulates the possibility of purchasing own shares by using derivatives.
By including Multilateral Trading Facilities (MTF) as an additional possibility to purchase own shares, the company is to be given an additional opportunity to purchase own shares besides through a regulated market. For the company, it can be advantageous to purchase own shares additionally through one or several MTF;
other listed companies also act accordingly. Through repurchases using MTF in addition to repurchases through the regulated market, the company can thus ensure access to greater trading volumes. This can enable the company to acquire shares at more favorable conditions than solely through a regulated market and supports the execution of a share buy-back program. The company will carry out the purchase of own shares utilizing MTF, as a rule, only in addition to purchases through the regulated market. MTF are supervised by European stock exchange authorities, and the same upper and lower price limits are to be applied to a purchase using MTF as to the repurchases through a regulated market. A purchase of own shares through an

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MTF inherently ensures the equal treatment of shareholders in accordance with
§ 53a Stock Corporation Act. Furthermore, such purchases will also only be carried out in addition to the purchases on the regulated market, for which this also applies.
The use of put and call options for the purchase of own shares gives the company the possibility of optimizing a buyback. As shown by the specific limitation to 5% of the share capital, it is only intended to supplement the range of instruments available for share buybacks and to extend the possibilities for their use. Both the regulations governing the structure of the options and the regulations governing the shares suitable for delivery ensure that this form of purchase also takes account of the principle of equal treatment of shareholders. As a rule, the term of the options will not exceed 18 months. In connection with share-based compensation components which must be granted as deferred compensation with a multiple-year vesting period and are to be subject to forfeiture pursuant to the regulations applicable to banks at least for management board members and employees whose activities have a material impact on the overall risk profile of the bank, the use of call options with longer terms is to be made possible to establish offsetting positions. Under this authorization, the company will only acquire such longer-term options on shares corresponding to a volume of no more than 2% of the share capital.
Under Item 7 of the Agenda, the company is also to be authorized to resell purchased shares. The possibility of reselling own shares enables them to be used for the renewed procurement of own funds capital. Besides sale through the stock exchange or by offer to all shareholders – both of which would ensure equal treatment of shareholders under the legal definition – the proposed resolution also provides that the own shares are at the company’s disposal to be offered as consideration for the acquisition of companies, shareholdings in companies or other assets that serve to advance the company’s business operations subject to the exclusion of shareholders’
pre-emptive rights. This is intended to enable the company to react quickly and successfully, on both national and international markets, to advantageous offers or any other opportunities to acquire companies, shareholdings in companies or other assets. It is not uncommon in the course of negotiations to have to provide shares instead of cash as consideration. This authorization takes account of that fact.
In addition, the authorization makes it possible to use the shares as staff shares for employees and retired employees of the company and its affiliated companies or to service option rights and/or purchase rights or purchase obligations relating to the company’s shares that were granted to employees and members of the executive and non-executive management bodies of the company and its affiliated companies.
In part, the possibility of a cash payment in connection with the granting of option rights is foreseen. The use of existing own shares instead of a capital increase or cash payment may make economic sense. The authorization is intended to increase the available scope in this respect. The situation is similar in cases in which purchase rights or obligations relating to the company’s shares are granted to employees or members of the executive and non-executive management bodies of the company or its affiliated companies as an element of compensation. In this context, the price risk

Deutsche BankNotice
Annual General Meeting 2026
that might otherwise materialize can also be effectively controlled by the use of own shares purchased. A corresponding exclusion of shareholders’ pre-emptive rights is also required for this use of purchased shares.
Finally, Management is also to be given the possibility of excluding pre-emptive rights pursuant to § 186 (3) sentence 4 Stock Corporation Act with respect to the re-sale against cash payment of the shares purchased on the basis of this authorization. This statutory possibility of excluding pre-emptive rights enables Management to take advantage of favorable stock market situations without delay and, by determining a price close to market, to obtain the highest possible issue amount and thus to strengthen own funds capital to the greatest extent possible. This possibility is particularly important to banks in view of the special equity capital requirements they are subject to. The utilization of this possibility, also for own shares, enlarges the scope for strengthening capital, even at times when markets are not particularly receptive.
The calculated percentage of the share capital attributed to the shares that are used in such a way may not exceed 10% of the share capital. The legal upper limit for the simplified exclusion of pre-emptive rights specified in § 186 (3) sentence 4 Stock
Corporation Act – now 20% of the share capital – which also applies correspondingly pursuant to § 71 (1) No. 8 second-half of sentence 5 Stock Corporation Act to the simplified exclusion of pre-emptive rights for own shares that the company resells, is intentionally not exhausted.
To be counted towards this maximum limit of 10% are shares that were issued or sold during the validity of this authorization with the exclusion of pre-emptive rights in direct or analogous application of § 186 (3) sentence 4 Stock Corporation Act. Also to be counted towards this maximum limit are shares that are to be issued to service option and/or conversion rights from convertible bonds, bonds with warrants, convertible participatory notes or participatory notes with warrants if these bonds or participatory rights were issued with the exclusion of pre-emptive rights in corresponding application of § 186 (3) sentence 4 Stock Corporation Act during the validity of this authorization. Management will keep any mark-down on the stock market price as low as possible. It will probably be limited to a maximum of 3%, but will not in any event exceed 5%.

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Annual General Meeting 2026
2.Resumes and additional information regarding the candidates proposed for election to the Supervisory Board under Agenda Item 9
Alexander Wynaendts
Residence: The Hague, Netherlands
Year of birth:1960
Nationality:Dutch
First elected:May 19, 2022
Term expires:2026
Position
Chairman of the Supervisory Board of Deutsche Bank Aktiengesellschaft
Career
Since 2022Chairman of the Supervisory Board of Deutsche Bank
Aktiengesellschaft
Since 2020Member of various Boards
2008 – 2020: Chief Executive Officer
Aegon N.V., The Hague, Netherlands
2007 – 2008Chief Operating Officer
Aegon N.V., The Hague, Netherlands
2003 – 2007Member of the Executive Board
Aegon N.V., The Hague, Netherlands
1998 – 2003Executive Vice President, Group Business Development
Aegon N.V., The Hague, Netherlands
1997 – 1998Senior Vice President, Group Business Development
Aegon N.V., The Hague, Netherlands
1984 – 1997Various roles in Investment Banking,
Private Banking and Capital Markets
ABN AMRO Bank, Amsterdam, Netherlands; London,
United Kingdom

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Annual General Meeting 2026
Education
1981 – 1984Degree in Economics, Université de Paris-Sorbonne
1978 – 1983Degree in Electrical Engineering, Ecole Supérieure d’Electricité
Memberships in other statutory supervisory boards in Germany
None
Memberships in comparable boards
Member of the Board of Directors, Air France-KLM Group S.A., Paris, France
Member of the Board of Directors, Uber Technologies, Inc., San Francisco, CA, USA
Non-Executive Director, Chairman, Uber Payments B.V., Amsterdam, Netherlands
Non-Executive Board Member, Puissance Holding B.V., Rotterdam, Netherlands
* * *
Yngve Slyngstad
Residence: Oslo, Norway
Year of Birth:1962
Nationality:Norwegian
First elected:May 19, 2022
Term expires:2026
Position
Member of the Supervisory Board of Deutsche Bank Aktiengesellschaft and
Member of the Board of Directors of ICP Asset Management AS
Career
Since 2025Member of the Board of Directors, ICP Asset Management AS,
Oslo, Norway
2022 – 2025Chief Executive Officer
Aker Asset Management AS, Oslo, Norway

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Annual General Meeting 2026
2008 – 2020Chief Executive Officer
Norges Bank Investment Management, Oslo, Norway
1998 – 2007Global Head of Equities
Norges Bank Investment Management, Oslo, Norway, and
London, United Kingdom
1994 – 1997Chief Investment Officer, Asian Equities
Storebrand Asset Management AS, Oslo, Norway
Education
1987Master of Arts: Political Science, Université de Paris II – Paris, France
1985Master of Business Administration: Norwegian School of Economics – Bergen,
Norway
1985Master of Arts: Economics, University of California – Santa Barbara, CA, USA
1983Master of Law: University of Oslo – Oslo, Norway
Memberships in other statutory supervisory boards in Germany
None
Memberships in comparable boards
Member of the Board of Directors, ICP Asset Management AS, Oslo, Norway
* * *

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Annual General Meeting 2026
Carsten Knobel
Residence: Hilden, Germany
Year of Birth:1969
Nationality:German
Position
Chairman of the Management Board (Chief Executive Officer), Henkel AG & Co. KGaA
Career
Since 2020Chairman of the Management Board (CEO), Henkel AG &
Co. KGaA
2013 – 2019Member of the Management Board
Chief Financial Officer, Purchasing and IT/Integrated
Business Solutions, Henkel AG & Co. KGaA, Düsseldorf
2012 – 2013Member of the Management Board
Chief Financial Officer and Purchasing, Henkel AG & Co.
KGaA, Düsseldorf
2012Corporate Senior Vice President
Finance, Henkel AG & Co. KGaA, Düsseldorf
2009 – 2012Corporate Senior Vice President Finance,
Financial Director Cosmetics / Toiletries and Head of
Corporate Controlling (Finance), Henkel AG & Co. KGaA,
Düsseldorf
2006 – 2009Corporate Vice President
Corporate Planning and Strategic Controlling, Henkel AG &
Co. KGaA, Düsseldorf
2004 – 2005Director Business Development Cosmetics / Toiletries
Financial integration of Dial in Scottsdale (USA)
2002 – 2004International Marketing Manager in the Strategic Business
Unit Hair (Taft), Cosmetics / Toiletries, Henkel AG & Co.
KGaA, Düsseldorf

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Annual General Meeting 2026
2000 – 2002Director Regional Controlling North America, Latin America,
Asia, Cosmetics / Toiletries, Henkel AG & Co. KGaA,
Düsseldorf
1998 – 2002Head of International Marketing Controlling, Strategic
Business Unit Hair, Cosmetics / Toiletries, Henkel AG & Co.
KGaA, Düsseldorf
1995 – 1998Management Assistant to Management Board member
responsible for Research and Development, Henkel AG &
Co. KGaA, Düsseldorf
Education
2010Alumnus Harvard Business School, Executive Education Program
1990 – 1995Business Studies and Technical Chemistry, Technical
University Berlin
Memberships in other statutory supervisory boards in Germany
Deutsche Lufthansa AG Cologne (term of office until May 2026)
Memberships in comparable boards
Board of Directors, Kühne Holding AG, Switzerland
* * *
3.Compensation of the Supervisory Board members (Item 10)
Under agenda item 10, the Supervisory Board and the Management Board propose that the compensation of the Supervisory Board members be reasonably adjusted and increased. The Supervisory Board’s compensation is subject to the provisions of article 14 of the articles of association (Satzung) and was most recently adjusted and resolved on by the Annual General Meeting held on 17 May 2023.
This report sets out and explains in detail the proposed changes to the Supervisory
Board members’ compensation.
a.Proposed changes to the Supervisory Board members’ compensation
(1)Current compensation structure of the Supervisory Board members
Pursuant to the compensation structure currently provided for by the articles of association, Supervisory Board members receive fixed annual base compensation. The annual base compensation amounts to €950,000 for the
Chairman of the Supervisory Board, €475,000 for each of the two deputy
Chairmen of the Supervisory Board and €300,000 for each Supervisory Board member.

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Annual General Meeting 2026
Additional fixed annual compensation is paid for holding a Chair position in the Supervisory Board’s committees, with ordinary members of the
Supervisory Board’s committees not receiving any additional compensation.
For holding the Chair of the Audit Committee, the Risk Committee or the
Technology, Data and Innovation Committee the relevant Chair is paid
€150,000, for holding the Chair of the Chairman’s Committee, the Nomination
Committee, the Compensation Control Committee or the Strategy and
Sustainability Committee the relevant Chair is paid €100,000. No additional compensation is paid for holding the Chair of the Mediation Committee. If a
Supervisory Board member holds Chair positions in several committees, compensation is only paid for the committee for which the highest amount of compensation is payable. The Chairman of the Supervisory Board does not receive any additional compensation for holding a Chair position in a committee.
In addition, the articles of association include a transitional provision for
Supervisory Board members whose current term of office commenced before
17 May 2023. In the past, such Supervisory Board members received in certain cases payments to compensate for the difference between the compensation applicable before 17 May 2023 and the compensation currently applicable, with such compensatory payments ceasing to be paid if
Supervisory Board members were re-elected. This provision will become void in the future since, upon conclusion of the Annual General Meeting 2026, all
Supervisory Board members whose term of office commenced before 17 May
2023 will have been re-elected.
In addition, Supervisory Board members are reimbursed for any expenses incurred in connection with exercising their office and for any VAT payable on the compensation and any expenses reimbursed. Furthermore, the company pays premiums for D&O insurance maintained in the company’s interests which also covers the Supervisory Board members.
Moreover, the Supervisory Board recommended that its members invest, as a voluntary self-commitment, a total amount of at least 10% of the Supervisory
Board compensation beneficially received by them annually in shares in
Deutsche Bank AG for their first full term and hold such shares for the duration of the term of their office. All Supervisory Board shareholder representatives have submitted the voluntary self-commitment.
The compensation of the Supervisory Board members is described in detail in the compensation report for the 2025 financial year, which forms part of the annual report for the 2025 financial year. Such report also sets out, in detail and individually for each Supervisory Board member, the compensation granted and payable to the Supervisory Board members in the 2025 and
2024 financial years.

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Annual General Meeting 2026
(2)Proposed compensation structure of the Supervisory Board members
It is now intended to reasonably adjust and increase the Supervisory Board members’ compensation; the clear and simple structure of the compensation system remains unaffected. The amendments to the articles of association proposed under agenda item 10 will result in the following adjustments:
The fixed annual base compensation will increase as follows:
•€300,000 to €350,000 for ordinary members.
•€475,000 to €550,000 for each Deputy Chairman.
•€950,000 to €1,150,000 for the Chairman.
The amount of additional compensation for holding Chair positions in the
Supervisory Board’s committees is generally intended to remain unchanged.
To account for the substantial responsibilities and time commitments associated with the Chairman’s Committee, which among other things is responsible for preparing Supervisory Board meetings and supporting long-
term succession planning of the Management Board, the compensation for holding the Chair position of the Chairman’s Committee will be increased to
€150,000, thus adjusting it to the compensation for holding the Chair position of the Audit Committee, the Risk Committee or the Technology, Data and
Innovation Committee. The provision according to which, if a Supervisory
Board member holds Chair positions in several committees, compensation is only paid for the committee for which the highest amount of compensation is payable is to be deleted; hence, if a Supervisory Board member holds chair positions in several committees, additional compensation is to be paid for each of such Chair positions in the future. This also applies to the Chairman of the Supervisory Board.
In all other respects, the compensation of the Supervisory Board members is to remain unchanged.
The following graph illustrates the proposed adjustments:

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Annual General Meeting 2026
b.Explanations of the reasons for the proposed changes
The Supervisory Board members’ compensation is regularly reviewed to check whether it is appropriate in terms of its structure and amount. In the context of the self-assessment that financial institutions are obliged to carry out, at least once per year, pursuant to section 25d para. 11 sentence 1 no. 3 and no. 4 of the
German Banking Act (Kreditwesengesetz – KWG), the Supervisory Board
regularly reviews the appropriateness of the compensation system for the
Supervisory Board members set out in article 14 of the articles of association and the compensation amounts set out therein. Furthermore, the Supervisory Board’s compensation is regularly reviewed by the Supervisory Board’s Compensation
Control Committee and Chairman’s Committee.
The last fundamental change to the Supervisory Board members’ compensation was resolved by the 2013 Annual General Meeting with a majority of 95.04% of votes cast. The compensation resolved in 2013 provided, among other things, that the Supervisory Board members were to receive share-based variable compensation in addition to fixed base compensation. It was also provided that compensation was to be paid not only for holding a Chair position, but also for being a member of Supervisory Board committees.
This compensation structure was greatly simplified and modernised in 2023. At the Annual General Meeting in 2023, 98.18% of shareholders approved a resolution to, among other things, cancel the variable share-based compensation previously provided for while appropriately increasing the annual base compensation. The absence of any performance linkage safeguards the
Supervisory Board’s independent oversight of management and assures their objective, long term oversight in line with corporate governance best practice.
This also complies with the statutory provision in section 25d para. 5 sentence 4 of the German Banking Act (Kreditwesengesetz – KWG), according to which members of a supervisory body may not receive any variable remuneration components for their work on the supervisory body in order to prevent conflicts of interest. At the same time, a resolution was passed to refrain from paying compensation for being a member of the Supervisory Board’s committees in the future, with compensation being paid instead only for holding a Chair position in the committees; in this context, it was also resolved that compensation would only be paid for the highest-paid Chair position in each of the committees.
The compensation review conducted by the Supervisory Board as well as the
Supervisory Board’s Compensation Control Committee and Chairman’s
Committee in the financial year 2025 concluded that the compensation as resolved in 2023 is not sufficiently competitive in the international market for attracting qualified candidates for the Supervisory Board, especially with similar situated institutions with comparable complexity, risk profiles and regulatory requirements. This conclusion is based on a market assessment, responsibilities

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of the role, candidate profile required for Deutsche Bank’s Supervisory Board, as well as the Supervisory Board’s direct experience in recruiting candidates.
Therefore, the Supervisory Board and the Management Board hold the view that the Supervisory Board members’ compensation currently provided for in the articles of association is no longer appropriate and should be adjusted as proposed under agenda item 10. The following aspects are of particular relevance in this respect:
(1)The ability to attract and retain highly qualified Supervisory Board members is of decisive importance for the Supervisory Board’s work
The Supervisory Board of Deutsche Bank AG is currently composed of highly qualified members with six different nationalities (Germany, Netherlands,
USA, Norway, England, Switzerland) and exceptional leadership experience, deep financial and banking expertise and an international perspective that are particularly relevant to the Bank’s business and risk profile.
It will be of decisive importance to the Supervisory Board’s future work to continue to be able to attract and retain such highly qualified and international members with these profiles (for example, members with experience as CEOs or those with distinct experience in financial matters) in the future so that the
Supervisory Board continues to include a wide range of experience represented by such highly qualified members with international expertise to ensure best possible oversight and advice.
Granting an attractive compensation that meets the high demands of the work of the Supervisory Board of Deutsche Bank AG, comparable to the compensation of similar positions at major international banks, is an important criterion for attracting and retaining existing Supervisory Board members who meet the requirements set out above, particularly in light of global competition for these candidates.
This is consistent with large renowned DAX40 companies and major international banks, which also have the objective to attract and retain highly qualified Supervisory Board members. Some of these companies recently increased the compensation paid to the members of their Supervisory Board, in some cases significantly.
(2)The requirements for Deutsche Bank AG’s Supervisory Board correspond to those of major international banks with complex risk profiles and a high degree of regulation
In this context, it is decisive that the work requirements for Deutsche Bank
AG’s Supervisory Board – and thus also the level of compensation – must be compared with those of other major international banks which have a similar

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Annual General Meeting 2026
international orientation and a similarly complex risk profile and are subject to similarly broad regulation as Deutsche Bank. For several reasons, Deutsche
Bank AG is in a unique position and has specific characteristics that distinguish it from less complex and less internationally oriented European major banks which typically involve lower regulatory intensity or other large
DAX40 companies which are not subject to regulation.
(3)The work of the Supervisory Board members in a highly complex regulatory environment requires extensive experience and specialized knowledge
The tasks of Deutsche Bank AG’s Supervisory Board are highly complex.
The high degree of diversification in Deutsche Bank AG's business has a direct impact on the Supervisory Board's work in monitoring and advising the
Management Board. Unlike most DAX40 companies, the bank is subject to strict and comprehensive regulation by German, European and international authorities, in particular the financial regulators. In this context, Deutsche
Bank AG is subject to various international regulatory requirements which are constantly changing and have become increasingly stringent in recent years.
This is particularly true because Deutsche Bank AG is classified as a global systemically important bank (G-SIB) and is therefore subject to higher regulatory standards than less systemically important credit institutions. These changes have a significant impact on the responsibilities and tasks of both the
Management Board and the Supervisory Board of Deutsche Bank AG.
Furthermore, Deutsche Bank AG’s business model itself is highly diversified.
The bank has four business divisions (Corporate Bank, Investment Bank,
Private Bank and Asset Management), each of which contributes significantly to Deutsche Bank AG’s income and has its own specific characteristics and risks. In addition, Deutsche Bank AG has a strong international presence –
significantly more than various other major European banks – including in the
United States, India and China. It operates in 55 markets worldwide, with more than 60% of its employees working outside Germany and more than
40% outside Europe.
As elaborated in chapter b.(1) above, all Supervisory Board members must have a thorough understanding of all relevant business divisions. Only with the appropriate expertise is it possible for the Supervisory Board to adequately monitor and advise the Management Board of Deutsche Bank AG and thus to contribute to the successful implementation of the business strategy.
(4)High workload for all Supervisory Board members
By monitoring and advising the Management Board, the Supervisory Board of
Deutsche Bank AG makes an important contribution to the successful

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Annual General Meeting 2026
development of the bank, as demonstrated by the excellent performance of the Deutsche Bank Group and the very good share price performance of
Deutsche Bank AG in recent years. This oversight function has contributed to the Bank’s resilience and performance in a highly challenging regulatory and operating environment.
The workload of the Supervisory Board members has increased significantly in recent years: in the 2025 financial year, a total of 61 Supervisory Board and committee meetings took place (representing an increase of 11% compared to the previous year). Attending the meetings of the Supervisory Board and its committees as well as the necessary in-depth preparation for these meetings require a considerable amount of time on the part of each Supervisory Board member. This applies in particular to the Chairman of the Supervisory Board, the deputy Chairmen of the Supervisory Board and the committee chairmen who bear special responsibility for the proper functioning of the Supervisory
Board and its committees.
The high commitment of all Supervisory Board members of Deutsche Bank
AG is reflected, among other things, in the high attendance rate at
Supervisory Board and committee meetings, which averaged at 97% in the
2025 financial year. In addition, none of the Supervisory Board members holds a significant number of additional offices and is therefore “overboarded”
within the meaning of the German Banking Act; this also underlines the
Supervisory Board members’ independence as well as their considerable focus and commitment in their work for Deutsche Bank.
The Supervisory Board and the Management Board hold the view that the proposed increase in the Supervisory Board’s compensation, which in relation to the fixed compensation for members of the Supervisory Board amounts to approx. 17% compared to the compensation applicable since 2023, is appropriate in light of the aspects described in detail above. Furthermore, no further increases in Supervisory Board compensation are planned for at least the next four years.
(5)Preeminent position of the Chairman of the Supervisory Board
The Chairman of the Supervisory Board has a preeminent position as compared to the other members of the Supervisory Board of Deutsche Bank
AG, which involves significant additional duties and a sustained and very substantial time commitment.
Representing Deutsche Bank AG vis-à-vis the relevant stakeholders is one of the increasingly important duties of the Chairman of the Supervisory Board.
This includes, in particular, regular and active engagement with regulatory authorities and investors. Discussions with important – including new – clients conducted by the Chairman of the Supervisory Board as well as engagement

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Annual General Meeting 2026
with employees in an oversight and representative capacity are also of significant importance to the bank. The Chairman of the Supervisory Board has been increasingly involved in corresponding talks in recent years.
Given the broad range of Deutsche Bank AG’s business and the international orientation, the increased scope of duties requires significantly higher efforts and more long-distance business travelling. The Chairman of the Supervisory
Board attended many, and regular, meetings with regulatory authorities, investors and clients inter alia in India, the United States, in the Middle East, in Great Britain and a large number of European and German cities in the
2025 financial year.
Furthermore, the Chairman of the Supervisory Board, has been closely involved in initiating the “This is Deutsche Bank” initiative and addressed current regulatory requirements which generated positive feed-back on the part of important regulatory authorities and an improvement of the SREP rating, the Supervisory Review and Evaluation Process of banks, in 2025.
As a whole, the Chairman of the Supervisory Board spends a very substantial amount of his working time for Deutsche Bank. His tasks have continuously become more demanding and time-consuming in the last years due to the size and the global presence of the bank and enhanced control by regulatory authorities and their explicit expectation to have regular interactions with the
Chairman, next to their interaction with the Management Board. The proposed increase in compensation reflects this considerable workload and the increased complexity of the tasks involved and is considered appropriate by the Supervisory Board and the Management Board.
(6)Tasks of the Committee Chair positions
Chairing a Supervisory Board committee entails distinct and substantial additional responsibilities beyond those of ordinary Supervisory Board membership. Committee chairs play a central role in the organisation and effective conduct of committee work, and in ensuring that the committee fulfils its specific supervisory and regulatory responsibilities.
The adjustment as proposed to the compensation of the chair of the
Chairman’s Committee in line with the compensation of the chairs of the Audit
Committee, the Risk Committee and the Technology, Data and Innovation
Committee reflects the significant additional responsibilities and the time required on the part of the chair of the Chairman’s Committee. The
Chairman’s Committee is responsible inter alia for preparing the meetings of the Supervisory Board and supporting long-term succession planning in the
Management Board. Furthermore, the Chairman’s Committee held 14 meetings in the 2025 financial year (including five with the Nomination
Committee), which is the largest number of meetings of a committee and the

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Annual General Meeting 2026
time required for the meetings and their preparation was therefore particularly high.
The decision to provide additional compensation for each Chair position held reflects that chairing multiple Supervisory Board committees entails distinct and cumulative responsibilities. Each committee has its own mandate, regulatory relevance, meeting and preparation requirements, and committee chairs have a central role in agenda setting, coordination with the Management Board and effective oversight. Where a
Supervisory Board member chairs more than one committee, the resulting workload and accountability increase significantly. The proposed adjustment is intended to ensure that compensation reflects not only formal roles, but the actual scope of responsibility and time commitment associated with chairing key committees.
III.Additional information and notices related to the convocation
Total number of shares and voting rights
The company’s share capital at the time of convocation of this General Meeting amounts to €4,891,082,181.12 and is divided up into 1,910,578,977 registered (no par value) shares with eligibility to vote and participate in the General Meeting. At the time of convocation of this General Meeting, 26,836,359 of these no par value shares consist of own shares held in treasury, which do not grant any rights to the company.
Attending the General Meeting and exercising voting rights
Shareholders who are entered in the share register and who have registered in due time with the company are entitled to participate in the General Meeting and exercise their voting rights pursuant to § 17 of the Articles of Association.
Registration; registration stop
The registration must be received by the company at the latest by May 22, 2026,
24:00 CEST, using one of the following means of contact:
-electronically using the company’s Shareholder Portal (agm.db.com/
aktionaersportal), as described in more detail below,
-or in text form
oPostal address:Deutsche Bank Aktiengesellschaft
c/o Computershare Operations Center
D-80249 München
Germany
oe-mail: anmeldestelle@computershare.de

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Annual General Meeting 2026
-or, in accordance with § 67c (1) and (2) Stock Corporation Act, also using the following SWIFT address through intermediaries:
SWIFT: CMDHDEMMXXX; instructions in accordance with ISO 20022;
SWIFT Relationship Management Application (RMA) authorization required
For registration in text form, the sample registration form that is available on the company’s website at agm.db.com may be used.
A registration using the Shareholder Portal is recommended to preclude missing the registration deadline due to delays in postal delivery.
Pursuant to § 67 (2) sentence 1 Stock Corporation Act, only those who are listed in the share register as shareholders can exercise shareholders’ rights in relation to the company. Therefore, the status of the entries in the share register on the day of the
General Meeting is decisive for determining the voting rights and other shareholder rights to which a shareholder who has properly registered for the General Meeting is entitled. For technical processing reasons, however, no changes to the share register will be carried out (“registration stop”) between the end of May 22, 2026 (“technical record date”), and the conclusion of the General Meeting. Therefore, the entry status in the share register on the day of the General Meeting will correspond to the status after the last change of registration on May 22, 2026. The registration stop does not mean the shares are blocked for disposal. Share acquirers whose change of registration requests are received by the company after May 22, 2026, however, cannot de facto exercise the rights to vote and other shareholder rights on the basis of these shares, unless they have obtained a power of attorney to do so or an authorization to exercise such rights. In such cases, voting rights and other shareholder rights are retained by the shareholder entered in the share register until the change of registration. All acquirers of the company’s shares who are not yet registered in the share register are therefore requested to have change of registration requests submitted in due time.
Properly registered shareholders may attend the General Meeting in person and exercise their shareholder rights there – in particular their voting rights. Admission cards will be issued to shareholders entitled to attend or their authorized representatives. Upon or following a timely registration, voting may also take place through absentee ballot or through proxy authorization and voting instructions issued to the company’s proxies as well as changes to it as described in detail below.
Access to the Shareholder Portal
The company offers shareholders access to an access-protected shareholder portal at the website address agm.db.com/aktionaersportal (hereinafter also referred to as
“Shareholder Portal”).

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Annual General Meeting 2026
The data to access the Shareholder Portal are sent to the shareholders listed in the share register along with the invitation to the General Meeting. Shareholders who have registered for electronic dispatch will continue – as usual – to use the password they set themselves or can generate a password using the Shareholder Portal. If a shareholder authorizes a third party who is not a company proxy, the timely forwarding of access data issued for this representative to the Shareholder Portal may be necessary in order to exercise rights using the Shareholder Portal (cf. section below “Exercise of voting rights by other authorized representatives”).
Shareholders who are not registered in the share register until after the beginning of
May 7, 2026, in accordance with the statutory requirements, do not automatically receive invitation documents and therefore access data for the Shareholder Portal are also not sent. In any event, however, you can request the invitation documents including the required shareholder number and related individual access data from the (postal / e-mail) address specified above for registration.
Shareholders who have not registered for the General Meeting also have access to the Shareholder Portal. The audio and video broadcast of the General Meeting described in the section “Audio and video broadcast, recording of the General
Meeting” can also be called up this way.
However, only properly registered shareholders or their authorized representatives can exercise their voting right using the Shareholder Portal. Details on this are given in the following sections.
Exercising voting rights through absentee ballot
Shareholders listed in the share register can submit their votes through absentee ballot. Timely registration is also indispensable for this form of voting (cf. section above “Registration; registration stop”).
Voting by absentee ballot, its revocation as well as its change may take place using the Shareholder Portal (agm.db.com/aktionaersportal), which will also be available for this purpose on the day of the General Meeting up to the point in time set by the
Chair of the General Meeting in relation to the relevant voting.
Voting through absentee ballot, its revocation and its change are also possible by postal delivery or e-mail, including through intermediaries, as well. However, these must arrive at the company for organizational reasons at one of the addresses specified above in the section “Registration; registration stop” by May 27, 2026,
24:00 CEST, at the latest.
For voting through absentee ballot per postal delivery or e-mail, we ask that you please use, if possible, the sample registration form that is available on the company’s website at agm.db.com.

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Annual General Meeting 2026
Should different declarations under the same shareholder number be received through different transmission channels, they will be taken into account in the following order irrespective of the time of receipt: 1. using the Shareholder Portal,
2. to the e-mail address and 3. to the postal address. Should different declarations under the same shareholder number with differing forms of voting be received through the same transmission channel, irrespective of the time of receipt, voting through absentee ballot will take precedence over voting by issuing a proxy authorization and instructions to the company’s proxies. Should declarations under the same shareholder number with the same form of voting be received through the same transmission channel, the declaration most recently received shall be binding.
The explicit revocation of a declaration will be taken into account in each case.
Furthermore, authorized representatives, including authorized intermediaries (such as credit institutions), shareholders’ associations, proxy advisors and other persons with an equivalent status pursuant to § 135 (8) Stock Corporation Act may also –
unless the person represented has specified otherwise – make use of absentee ballot voting pursuant to the rules described above and in observing the specified deadlines.
Attendance in person at the General Meeting by the shareholder or an authorized representative remains possible in this case also. Such attendance, however, is deemed a revocation – in respect of the shares thus made present at the General
Meeting – of a previously submitted absentee ballot. This also leads to the result that any exercise of voting rights using the Shareholder Portal – irrespective of the time exercised – remains disregarded for these shares; this does not apply when a proxy authorization of an authorized representative appearing at the General Meeting is revoked vis-à-vis the company before the exercise of voting rights for the respective shares made present.
Exercising voting rights through the company’s proxies
In addition, the company offers its shareholders the possibility of being represented by company employees appointed by the company as proxies and to have these company proxies exercise the shareholders’ voting rights for them at the General
Meeting, however, in accordance with the instructions issued to them. In this case, too, timely registration is indispensable (cf. section above “Registration; registration stop”).
Issuing the proxy authorization and instructions to the company’s proxies, the revocation of the proxy authorization as well as the change of the instructions issued are required to be in text form. You can also perform this using the Shareholder Portal
(agm.db.com/aktionaersportal), which will also be available for this purpose on the day of the General Meeting up to the point in time set by the Chair of the General
Meeting in relation to the relevant voting.

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Annual General Meeting 2026
The issuing of the proxy authorization and instructions to the company’s proxies, the revocation of the proxy authorization and the change of the instructions issued are also possible by postal delivery or e-mail or also, pursuant to § 67c (1) and (2) Stock
Corporation Act, through intermediaries (cf. section above “Registration, registration stop”). However, these must arrive at the company for organizational reasons at one of the addresses specified above in the section “Registration; registration stop” by
May 27, 2026, 24:00 CEST, at the latest. Should different declarations with the same shareholder number be received through different transmission channels, they will be taken into account in the following order irrespective of the time of receipt: 1. using the Shareholder Portal, 2. to the SWIFT address in accordance with § 67c (1) and (2)
Stock Corporation Act, 3. to the e-mail address and 4. to the postal address.
Additionally, voting through absentee ballot, irrespective of the time of receipt, will take precedence over voting by issuing a proxy authorization and instructions to the company’s proxies if declarations with differing forms of voting under the same shareholder number are received through the same transmission channel. Should declarations under the same shareholder number with the same form of voting be received through the same transmission channel, the declaration most recently received shall be binding. The explicit revocation of a declaration will be taken into account in each case.
On the day of the General Meeting, the issuing, changing or revoking of the proxy authorization and instructions to the company’s proxies are possible also at the
Shareholders’ / Registration Counters in the entrance / exit area of the General
Meeting, up to the point in time set by the Chair of the General Meeting in relation to the relevant voting.
For issuing the proxy authorization and instructions to the company’s proxies per postal delivery or e-mail, we ask that you please use, if possible, the sample registration form that is available on the company’s website at agm.db.com.
Authorized representatives, including authorized intermediaries (such as credit institutions), shareholders’ associations, proxy advisors and other persons with an equivalent status pursuant to § 135 (8) Stock Corporation Act may also, unless the person represented has specified otherwise, have the company’s proxies exercise the voting rights in accordance with their instructions.
Please note that the company’s proxies may only exercise the voting rights to the extent they have received clear instructions from you for your votes and that they may not exercise the voting rights at their own discretion. The company’s proxies do not accept requests to speak and requests for information, for placing proposals and election proposals, for demanding that questions be taken to the minutes and for raising objections against General Meeting resolutions.
Attendance in person at the General Meeting by the shareholder or an authorized representative remains possible in this case, too. Such attendance, however, is deemed a revocation – in respect of the shares thus made present at the General

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Annual General Meeting 2026
Meeting – of a previously issued proxy authorization and instructions to the company’s proxies. This also leads to the result that any exercise of voting rights using the Shareholder Portal – irrespective of the time exercised – remains disregarded for these shares; this does not apply when a proxy authorization of an authorized representative appearing at the General Meeting is revoked vis-à-vis the company before the exercise of voting rights for the respective shares made present.
Exercise of voting rights by other authorized representatives
Shareholders registered in the share register may also be represented by an authorized representative – for example, an intermediary (such as a credit institution), a shareholders’ association, a proxy advisor, another person with an equivalent status pursuant to § 135 (8) Stock Corporation Act or another third party – and have their voting rights exercised by the authorized representative by means of absentee ballot
(cf. section above “Exercising voting rights through absentee ballot”) or by issuing a
(sub-)proxy authorization to the company’s proxies (cf. section above “Exercising voting rights through the company’s proxies”). In this case, too, timely registration is indispensable (cf. section above “Registration; registration stop”).
If the shareholder authorizes more than one person, the company may refuse to accept one or several of them pursuant to the prerequisites of § 134 (3) sentence 2
Stock Corporation Act. This is without prejudice to the possibility for a separate authorized representative to be appointed for the General Meeting for shares of the company that a shareholder holds in different securities accounts.
If a power of attorney to exercise the voting rights is issued to a third party who is neither an intermediary nor a shareholders’ association, a proxy advisor or another person with an equivalent status pursuant to § 135 (8) Stock Corporation Act, the issuing of the proxy authorization, its revocation and the proof regarding the authorization vis-à-vis the company are required in text form.
The issuing of the power of attorney, its revocation and proof of the authorization can also take place using the Shareholder Portal (agm.db.com/aktionaersportal), which will be available for this purpose also during the General Meeting.
Alternatively, they can also be sent to the company per postal delivery or e-mail or also pursuant to § 67c (1) and (2) Stock Corporation Act through intermediaries (cf.
section above “Registration, registration stop”) to one of the addresses specified above in the section “Registration; registration stop”. These must arrive at the company for organizational reasons by May 27, 2026, 24:00 CEST, at the latest.
Should different declarations with the same shareholder number be received through different transmission channels, they will be taken into account in the order specified above in the section “Exercising voting rights through the company’s proxies”.
Additionally, voting through absentee ballot, irrespective of the time of receipt, will take precedence over voting by issuing a proxy authorization and instructions to the company’s proxies if declarations with differing forms of voting under the same

Deutsche BankNotice
Annual General Meeting 2026
shareholder number are received through the same transmission channel. Should declarations under the same shareholder number with the same form of voting be received through the same transmission channel, the declaration most recently received shall be binding. The explicit revocation of a declaration will be taken into account in each case.
The issuing of the power of attorney, its revocation and the proof regarding the authorization is also possible during the General Meeting at the Shareholders’ /
Registration Counters in the entrance / exit area of the General Meeting.
For issuing the proxy authorization to a third-party per postal delivery or e-mail, we ask that you please use, if possible, the sample registration form that is available on the company’s website at agm.db.com.
If powers of attorney to exercise voting rights are issued to intermediaries, shareholders’ associations, proxy advisors or other persons with an equivalent status pursuant to § 135 (8) Stock Corporation Act, it may be necessary to take account of special requirements which should be checked with the party to be authorized.
If a shareholder authorizes a third party pursuant to this section, the timely forwarding of access data issued for this representative to the Shareholder Portal may be necessary for the authorized representative to be able to use the Shareholder Portal.
Attendance in person at the General Meeting by the shareholder or an authorized representative remains possible in this case also. Such attendance, however, is deemed a revocation – in respect of the shares thus made present at the General
Meeting – of any previously availed of possibilities described above for exercising voting rights through other means. This also leads to the result that any exercise of voting rights using the Shareholder Portal – irrespective of the time exercised –
remains disregarded for these shares; this does not apply when a proxy authorization of an authorized representative appearing at the General Meeting is revoked vis-à-vis the company before the exercise of voting rights for the respective shares thus made present.
Audio and video broadcast, recording of the General Meeting
The entire General Meeting will be broadcast live via the Internet on May 28, 2026, starting at 10:00 CEST at
agm.db.com
for shareholders and interested public viewers through audio and video. Furthermore, the entire General Meeting will be recorded. A publicly accessible download of the recording shall not be made available after the General Meeting on the company’s website.

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Annual General Meeting 2026
The audio and video broadcast of the General Meeting can also be called up using the Shareholder Portal. This also applies for shareholders who have not properly registered for the General Meeting.
The audio and video broadcast of the General Meeting does not enable participation in the General Meeting within the meaning of § 118 (1) sentence 2 Stock Corporation
Act and § 118a Stock Corporation Act.
Speeches of the Chairman of the Management Board and Chairman of the
Supervisory Board
In the interests of enabling shareholders to comprehensively prepare for the exercising of shareholder rights, the company plans to make the speeches of the
Chairman of the Management Board and of the Chairman of the Supervisory Board
accessible prospectively by Wednesday, May 20, 2026, 24:00 CEST, through the company website at agm.db.com, on a voluntary basis and subject to change.
Recordings of the speeches of the Chairman of the Management Board and the
Chairman of the Supervisory Board will be made available following the General
Meeting on the company website at agm.db.com.
Shareholder rights
Shareholders and/or authorized shareholder representatives have the following rights, among others, in relation to this year’s General Meeting:
Requests for additions to the Agenda pursuant to § 122 (2) Stock Corporation
Act
Shareholders whose aggregate shareholdings represent 5% of the share capital or the proportionate amount of €500,000 (the latter of which corresponds to 195,313 shares) may request that items be added to the Agenda and published.
The request must be addressed to the Management Board of the company and must be received by the company at the latest by Monday, April 27, 2026, 24:00 CEST.
Such requests are to be sent in writing to the following address:
Deutsche Bank Aktiengesellschaft
Management Board
D-60262 Frankfurt am Main
Germany
or in electronic form pursuant to § 126a German Civil Code (BGB), i.e., submission of such request with the name and a qualified electronic signature added via e-mail, to:
deutschebank.hauptversammlung@db.com

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Annual General Meeting 2026
Each new item of the Agenda must also include a reason or a resolution proposal. An applicant or applicants making such a request must prove that he/they have owned the shares for at least 90 days before the date of the receipt of the request by the company and that he/they will continue to hold the shares until the Management
Board’s decision on the request. The provisions of § 70 and § 121 (7) Stock
Corporation Act must be observed in determining this period.
The publication and forwarding of additions to the Agenda are carried out in the same way as in the convocation.
Proposals and election proposals from shareholders pursuant to § 126 (1), §
127 Stock Corporation Act
The company’s shareholders may submit counterproposals to the proposals of the
Management Board and/or Supervisory Board on specific Agenda Items and election proposals as defined under § 127 Stock Corporation Act before the General Meeting.
Such counterproposals (with their reasons) and election proposals are to be sent solely to:
Deutsche Bank Aktiengesellschaft
Investor Relations
D-60262 Frankfurt am Main
Germany
e-mail: deutschebank.hauptversammlung@db.com
Counterproposals should stipulate a reason; this does not apply to election proposals.
Shareholders’ counterproposals and election proposals that fulfill the requirements and are received by the company at the address or e-mail address specified above by Wednesday, May 13, 2026, 24:00 CEST, at the latest, will be made accessible without undue delay through the website agm.db.com along with the name of the shareholder and, specifically in the case of counterproposals, the reason and, in the case of election proposals, the additional information (if any) to be provided by the
Management Board pursuant to § 127 sentence 4 Stock Corporation Act, as well as any comments by Management.
The company is not required to make a counterproposal and its reason or an election proposal accessible if one of the exclusionary elements pursuant to § 126 (2) Stock
Corporation Act exists, for example, because the election proposal or counterproposal would lead to a resolution by the General Meeting that breaches the law or the Articles of Association or its reason contains obviously false or misleading information with regard to material points. Furthermore, an election proposal need not be made accessible if the proposal does not contain the name, the profession exercised and the place of residence of the proposed person as well as, for
Supervisory Board candidates, their membership in other statutory supervisory

Deutsche BankNotice
Annual General Meeting 2026
boards. The reason for a counterproposal need not be made accessible if its total length is more than 5,000 characters.
It should be noted that counterproposals and election proposals, even if they have been submitted to the company in advance in due time, will only be considered at the
General Meeting if they are submitted/put forward verbally there. The right of every shareholder to put forward counterproposals on the various Agenda Items or election proposals during the General Meeting even without a previous submission to the company remains unchanged.
Right to request information pursuant to § 131 (1) Stock Corporation Act
Pursuant to § 131 (1) sentence 1 Stock Corporation Act, every shareholder may request information at the General Meeting from the Management Board about company matters insofar as the information is required in order to appropriately adjudge the item of business set out in the Agenda. The obligation to provide information covers the company’s legal and business relations with affiliated companies. The obligation of the Management Board of a parent company as defined in § 290 (1) and (2) German Commercial Code to provide information at the General
Meeting at which the Consolidated Financial Statements and Consolidated
Management Report are submitted also covers the position of the Group and of the companies included in the Consolidated Financial Statements.
The information provided has to adhere to the principles of conscientious and faithful reporting. In accordance with § 19 (2) sentence 2 of the company’s Articles of
Association, the Chair of the General Meeting may determine appropriate restrictions on shareholders’ speaking time and time for putting questions; in particular, the Chair of the General Meeting, over the course of the General Meeting, is authorized to set the appropriate total time available in general for speaking and putting questions or for individual speakers.
The statutory speaking time and time for putting questions during the General
Meeting can only be availed of with attendance in person by the shareholder or his authorized representative at the General Meeting. Requests for information are to be put forward at the General Meeting verbally.
Submission of statements
The company offers shareholders on a voluntary basis the possibility to submit statements concerning the Items on the Agenda in text form through the means of electronic communication by Monday, May 25, 2026, 24:00 CEST, at the latest. The statements are to be submitted in German or English only. Statements will not be translated by the company.
The statement is to be submitted while specifying name and shareholder number using solely the e-mail address specified in the following:

Deutsche BankNotice
Annual General Meeting 2026
deutschebank.hauptversammlung@db.com
It is asked that the statement length be limited to a reasonable size in order to enable a proper inspection of the statements. A length of 10,000 characters at a maximum should serve as orientation.
The company will make the statements accessible at the latest on Tuesday, May 26,
2026, 24:00 CEST, while specifying the name of the submitting shareholder on the website agm.db.com.
The company reserves the right not to make statements accessible to the extent the
Management Board would be committing a criminal offense by making them accessible or if the statement has obviously false or misleading content on material points or if it contains offensive remarks or if the shareholder has indicated that he will not participate in and will not be represented at the General Meeting.
Furthermore, the company reserves the right not to publish statements if they do not have any recognizable relation to the Agenda of the General Meeting.
It should be noted that any questions, proposals and election proposals as well as objections against resolutions of the General Meeting that are contained in statements will not be considered.
Additional information
Additional information on shareholders’ rights can be found on the company’s website at agm.db.com.
Notice on the company’s website
Information pursuant to § 124a Stock Corporation Act on this year’s Annual General
Meeting is accessible on the company’s website at agm.db.com. Following the
General Meeting, the voting results will be announced on the same Internet address.

Deutsche BankNotice
Annual General Meeting 2026
Privacy notice for shareholders and their representatives
Information on the processing of your personal data in connection with the General
Meeting and the share register is available at https://agm.db.com/files/
documents/2026/AGM-2026-Privacy-Notice.pdf. Upon request, this can also be sent to you by postal mail.
Frankfurt am Main, April 2026
Deutsche Bank Aktiengesellschaft
The Management Board
This version of the Notice of the Annual General Meeting 2026 is an English
convenience translation of the German original. For purposes of interpretation, the German text shall be authoritative and final.